--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                      ------------------------------------

                                 JULY 20, 2000
                                 Date of Report

                          PHILIP SERVICES CORPORATION
             (Exact Name of Registrant as specified in its charter)

          DELAWARE                        0-30417                        98-131394
(State or other jurisdiction      (Commission File Number)      (IRS Employer Identification
     of incorporation)                                                      No.)

  100 KING STREET WEST, P.O. BOX 2440, LCD1, HAMILTON, ONTARIO, CANADA L8N 4J6
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (905) 521-1600

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5: OTHER EVENTS

     This Form 8-K contains the fresh start audited balance sheet of Philip Services Corporation (the "Company"). The Company came into existence in conjunction with the financial restructuring of Philip Services Corp., an Ontario corporation (the "Predecessor Company").

     On June 25, 1999, the Predecessor Company (Commission File No. 0-20854) and substantially all of its wholly-owned subsidiaries located in the United States (the "U.S. Debtors"), filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "U.S. Court"). The Predecessor Company and substantially all of its wholly-owned subsidiaries located in Canada (the "Canadian Debtors") commenced proceedings under the Companies' Creditors Arrangement Act in Canada in the Ontario Superior Court of Justice (the "Canadian Court") on the same date.

     On July 12, 1999, the U.S. Debtors filed a Joint Plan of Reorganization (the "U.S. Plan") with the U.S. Court and on July 15, 1999, the Canadian Debtors filed a Plan of Compromise and Arrangement (the "Canadian Plan") with the Canadian Court. In August 1999, a number of motions were brought before the Canadian Court challenging the fairness of the Canadian Plan. As a result the Predecessor Company filed an amended plan in the U.S. Court on September 21, 1999 (the "Amended U.S. Plan") and an amended plan in the Canadian Court on September 24, 1999 (the "Amended Canadian Plan"). On November 2, 1999, the Predecessor Company filed a Supplement to the Amended Canadian Plan (the "Canadian Plan Supplement"). The Canadian Plan Supplement amended and restated the Amended Canadian Plan and provided that substantially all of the assets of the Canadian debtors be transferred to new companies that, on the implementation of the Amended U.S. Plan became wholly-owned subsidiaries of the Company. All the shares held by the Predecessor Company in the Company were cancelled under the Amended U.S. Plan. On November 5, 1999, the Predecessor Company's lenders voted to approve the Canadian Plan Supplement. On November 26, 1999 a hearing was held in the Canadian Court at which the Canadian Plan Supplement was sanctioned. On November 30, 1999 the Amended U.S. Plan was confirmed in the U.S. Court. On March 8, 2000, the Canadian Plan Supplement was amended to permit the sale of the UK Metals business and certain tax restructuring issues. On March 20, 2000, a similar amendment was made by the U.S. Court with respect to the Amended U.S. Plan. The Amended U.S. Plan and the Canadian Plan Supplement (collectively the "Plan") became effective on April 7, 2000. Under the Plan, the Company emerged from bankruptcy protection as a new public entity.

     Under the Plan, syndicate debt of the Predecessor Company of $1 billion has been converted into $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and 91% of the common shares of the Company. The secured payment in-kind debt is convertible into 25% of the common shares of the Company on a fully diluted basis as of the Plan effective date. The Plan also provided for the conversion of certain specified impaired unsecured claims, into $60 million of unsecured payment in-kind notes and 5% of the common shares of the Company as of the Plan effective date. The Plan allowed certain holders of the unsecured claims to receive $1.50 in face amount of unsecured convertible notes in exchange for every $1.00 in unsecured payment in-kind notes that such holder would have received under the Plan. The aggregate amount of unsecured convertible notes issued was $16 million. The Company also issued 1.5% of its common shares to Canadian and U.S. class action plaintiffs to settle all class action claims. Other potential equity claimants received 0.5% of the common shares of the Company and the shareholders of the Predecessor Company received 2% of the common shares of the Company.

FRESH START REPORTING

     The Company has adopted fresh start reporting in accordance with the AICPA's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." For financial reporting purposes, the effective date of the Plan was considered to be March 31, 2000. The effect of the Plan and the implementation of fresh start reporting on the Company's Consolidated Balance Sheet as at March 31, 2000 were as follows: (in thousands)

                                        PREDECESSOR
                                          COMPANY                                               REORGANIZED
                                      PHILIP SERVICES   NET ASSETS      DEBT      UK METALS   PHILIP SERVICES
                                           CORP.           NOT       DISCHARGE    BUSINESS      CORPORATION
                                      MARCH 31, 2000     ACQUIRED    UNDER PLAN     SOLD      MARCH 31, 2000
                                      ---------------   ----------   ----------   ---------   ---------------
                                                          NOTE A       NOTE B      NOTE C
Current Assets
  Cash..............................    $   36,454      $      --    $      --    $ (4,338)      $ 32,116
  Accounts receivable...............       327,458             --           --     (15,880)       311,578
  Inventory for resale..............        40,440             --           --      (3,659)        36,781
  Other current assets..............       104,956         (4,509)     (14,175)     44,523        130,795
                                        ----------      ---------    ---------    --------       --------
                                           509,308         (4,509)     (14,175)     20,646        511,270
Fixed assets........................       297,976            (59)          --     (16,505)       281,412
Other assets........................        60,471         (5,821)          --          --         54,650
                                        ----------      ---------    ---------    --------       --------
                                        $  867,755      $ (10,389)   $ (14,175)   $  4,141       $847,332
                                        ==========      =========    =========    ========       ========
Current Liabilities
  Accounts payable..................    $  105,967      $      --    $      --    $(11,570)      $ 94,397
  Accrued liabilities...............       151,218         (4,286)          --      (3,875)       143,057
  Current maturities of long-term
     debt...........................        11,333         (6,000)          --        (172)         5,161
                                        ----------      ---------    ---------    --------       --------
                                           268,518        (10,286)          --     (15,617)       242,615
Long-term debt......................         4,235          8,619      371,820        (134)       384,540
Deferred income taxes...............         6,886             --           --        (306)         6,580
Other long-term liabilities.........        96,373             --           --      (1,070)        95,303
Liabilities subject to compromise...     1,136,468       (726,451)    (410,017)         --             --
Shareholders' equity................      (644,725)       717,729       24,022      21,268        118,294
                                        ----------      ---------    ---------    --------       --------
                                        $  867,755      $ (10,389)   $ (14,175)   $  4,141       $847,332
                                        ==========      =========    =========    ========       ========

Notes:

A. Certain assets and liabilities of the Predecessor Company were not acquired by the Company, which includes syndicate debt of the Predecessor Company of $657,286.

B. To record the discharge of debt of the Company and the issuance of $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and the repayment on Plan implementation of $14,175 of term debt from the proceeds of asset sales, which were previously held as restricted cash.

C. The UK Metals business was sold effective April 7, 2000. The net proceeds of $47,684 represents the fair value of the net assets of the UK Metals business and has been recorded in Other Current Assets at March 31, 2000. On May 25, 2000 the Canadian Court ordered the distribution of approximately $44,587 of the net proceeds which will reduce the term debt of the Company.

                     REPORT OF THE INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
Philip Services Corporation:

     In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Philip Services Corporation as at March 31, 2000 in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for the opinion expressed above.

     As discussed in note 1 in the consolidated balance sheet, the Company emerged from bankruptcy protection on April 7, 2000. The effects from the adoption of fresh start reporting and the forgiveness of debt are reported therein.


PricewaterhouseCoopers LLP
Chartered Accountants
Hamilton, Ontario
June 2, 2000

                          PHILIP SERVICES CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                                   (AUDITED)
                         (IN THOUSANDS OF U.S. DOLLARS)

ASSETS
Current Assets:
  Cash and equivalents......................................  $ 32,116
  Accounts receivable (net of allowance for doubtful
     accounts of $23,412)...................................   311,578
  Inventory for resale......................................    36,781
  Other current assets (Note 3).............................   130,795
                                                              --------
                                                               511,270
Fixed assets (Note 4).......................................   281,412
Other assets (Note 5).......................................    54,650
                                                              --------
                                                              $847,332
                                                              ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 94,397
  Accrued liabilities (Note 6)..............................   143,057
  Current maturities of long-term debt (Note 7).............     5,161
                                                              --------
                                                               242,615
Long-term debt (Note 7).....................................   384,540
Deferred income taxes (Note 8)..............................     6,580
Other liabilities (Note 9)..................................    95,303
Commitments and contingencies (Notes 12 and 13)
Shareholders' equity (Note 10)..............................   118,294
                                                              --------
                                                              $847,332
                                                              ========

       The accompanying notes are an integral part of this balance sheet

                          PHILIP SERVICES CORPORATION

                      NOTES TO CONSOLIDATED BALANCE SHEET

(1)  BASIS OF PRESENTATION

     Philip Services Corporation is an integrated metals recovery and industrial services company, which provides metal recovery and processing services and industrial outsourcing services to major industry sectors throughout North America.

     The consolidated balance sheet includes the accounts of Philip Services Corporation, and its subsidiaries (the "Company") and has been prepared in US dollars using accounting principles generally accepted in the United States. The Company and its subsidiaries represent substantially the same businesses as Philip Services Corp. and its subsidiaries (the "Predecessor Company") with the exception of the UK Metals business, which was sold on April 7, 2000. The Company will retain a fiscal accounting year of December 31.

     The preparation of the balance sheet in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect reported amounts of assets, liabilities and disclosures of contingencies. Actual results could differ from the estimates and judgments made in preparing this balance sheet.

BANKRUPTCY FILING AND PLAN OF REORGANIZATION

     On June 25, 1999, the Predecessor Company and substantially all of its wholly-owned subsidiaries located in the United States (the "U.S. Debtors"), filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "U.S. Court"). The Predecessor Company and substantially all of its wholly-owned subsidiaries located in Canada (the "Canadian Debtors") commenced proceedings under the Companies' Creditors Arrangement Act in Canada in the Ontario Superior Court of Justice (the "Canadian Court") on the same date.

     On July 12, 1999, the U.S. Debtors filed a Joint Plan of Reorganization (the "U.S. Plan") with the U.S. Court and on July 15, 1999, the Canadian Debtors filed a Plan of Compromise and Arrangement (the "Canadian Plan") with the Canadian Court. In August 1999, a number of motions were brought before the Canadian Court challenging the fairness of the Canadian Plan. As a result the Predecessor Company filed an amended plan in the U.S. Court on September 21, 1999 (the "Amended U.S. Plan") and an amended plan in the Canadian Court on September 24, 1999 (the "Amended Canadian Plan"). On November 2, 1999, the Predecessor Company filed a Supplement to the Amended Canadian Plan (the "Canadian Plan Supplement"). The Canadian Plan Supplement amended and restated the Amended Canadian Plan and provided that substantially all of the assets of the Canadian debtors be transferred to new companies that, on the implementation of the Amended U.S. Plan became wholly-owned subsidiaries of the Company. All the shares held by the Predecessor Company in the Company were cancelled under the Amended U.S. Plan. On November 5, 1999, the Predecessor Company's lenders voted to approve the Canadian Plan Supplement. On November 26, 1999 a hearing was held in the Canadian Court at which the Canadian Plan Supplement was sanctioned. On November 30, 1999 the Amended U.S. Plan was confirmed in the U.S. Court. On March 8, 2000, the Canadian Plan Supplement was amended to permit the sale of the UK Metals business and certain tax restructuring issues. On March 20, 2000, a similar amendment was made by the U.S. Court with respect to the Amended U.S. Plan. The Amended U.S. Plan and the Canadian Plan Supplement (collectively the "Plan") became effective on April 7, 2000. Under the Plan, the Company emerged from bankruptcy protection as a new public entity.

     Under the Plan, syndicate debt of the Predecessor Company of $1 billion has been converted into $250 million of senior secured debt, $100 million of convertible secured payment in-kind debt and 91% of the common shares of the Company. The secured payment in-kind debt is convertible into 25% of the common shares of the Company on a fully diluted basis as of the Plan effective date. The Plan also provided for the conversion of certain specified impaired unsecured claims, into $60 million of unsecured payment in-kind notes and 5% of the common shares of the Company as of the Plan effective date. The Plan allowed certain holders of the unsecured claims to receive $1.50 in face amount of unsecured convertible notes in exchange for every $1.00

                          PHILIP SERVICES CORPORATION

(1)  BASIS OF PRESENTATION (continued)
in unsecured payment in-kind notes that such holder would have received under the Plan. The aggregate amount of unsecured convertible notes issued was $16 million. The Company also issued 1.5% of its common shares to Canadian and U.S. class action plaintiffs to settle all class action claims. Other potential equity claimants received 0.5% of the common shares of the Company and the shareholders of the Predecessor Company received 2% of the common shares of the Company.

FRESH START REPORTING

     The Company has adopted fresh start reporting in accordance with the AICPA's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." For financial reporting purposes, the effective date of the Plan was considered to be March 31, 2000. Under the principles of fresh start reporting, the Company is required to determine its reorganization value. The reorganization value of the Company was determined with the assistance of independent advisors. The methodology employed involved the estimation of an enterprise value (i.e. the fair market value of the Corporation's debt and shareholders' equity) which was approximately $500 million. The significant factors used in the determination of the reorganization value were the industries in which the Company operates, the general economic conditions which impact the Company and the application of certain valuation methodologies which included a discounted cash flow analysis based on two years cashflow projections prepared by management with discount rates of between 11% to 12% and an analysis of comparable publicly traded company multiples and sales transactions. The reorganization value was then allocated to the Company's assets and liabilities based on their fair values. No significant adjustments were made to the Company's assets and liabilities under fresh start reporting as their fair values approximated recorded amounts at March 31, 2000.

     As a result of the consummation of the Plan and the application of fresh start reporting, the financial statements of the Company issued subsequent to Plan implementation will not be comparable with the financial statements issued by the Predecessor Company prior to Plan implementation.

(2)  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements include the accounts of the Company and all of its subsidiaries. All intercompany transactions have been eliminated on consolidation. The equity method of accounting is used for investment ownership ranging from 20% to 50%.

CASH AND EQUIVALENTS

     Cash and equivalents consist of cash on deposit and term deposits in money market instruments with maturity dates of less than three months from the date they are acquired.

INVENTORY

     Inventory is recorded at the lower of average purchased cost or net realizable value.

FIXED ASSETS

     In accordance with fresh start reporting, fixed assets are reflected at their fair market values as of March 31, 2000. Fixed assets are depreciated over their estimated useful lives generally on the following basis: buildings 2.5% to 5% straight-line; equipment 5% to 30% straight-line. Landfill sites and improvements thereto are recorded at cost and amortized over the life of the landfill site based on the estimated landfill capacity utilized during the year. Operating costs associated with landfill sites are charged to operations as incurred. Assets under

                          PHILIP SERVICES CORPORATION

(2) SIGNIFICANT ACCOUNTING POLICIES (continued) development include the direct cost of land, buildings and equipment acquired for future use together with engineering, legal and other costs incurred before the assets are brought into operation.

     The Company includes, as part of the cost of its fixed assets, all financing costs incurred prior to the asset becoming available for operation.

CONTRACT ACCOUNTING

     The Company uses the percentage of completion basis to account for its fixed price contracts. Under this method, revenue is recognized as work progresses in the ratio that costs incurred bear to estimated total costs for each contract. Contract costs include all direct material and labour costs and those indirect costs related to contract performance.

ENVIRONMENTAL LIABILITY

     The Company accrues environmental remediation costs associated with identified sites where an assessment has indicated that cleanup costs are probable and can be reasonably estimated. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. The liability for environmental and closure costs is disclosed in the consolidated balance sheet under accrued liabilities and other liabilities. Amounts required to dispose of waste materials located at the Company's industrial services facilities are included in accrued liabilities.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities denominated in a foreign currency for foreign operations, all of which are self-sustaining, are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses are accumulated in a separate component of shareholders' equity.

FINANCIAL INSTRUMENTS

     The Company's accounts receivable, accounts payable and long-term debt constitute financial instruments. The Company's accounts receivable, accounts payable and long-term debt approximated their fair value as at March 31, 2000. Concentration of credit risk in accounts receivable is limited, due to the large number of customers the Company services throughout North America. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer accounts receivable. The Company establishes an allowance for doubtful accounts based on the credit risk applicable to particular customers, historical and other information.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. Changes in fair value of the derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction, and if it is, the type of hedge transaction. The impact on the Company's financial position will be dependent on the level and types of derivative instruments the Company will have entered into at the time SFAS No. 133 is implemented.

                          PHILIP SERVICES CORPORATION

(2)  SIGNIFICANT ACCOUNTING POLICIES (continued)
     In June 1999, FASB issued SFAS No. 137 to defer the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. As a result, the standard will be adopted by the Company in its interim period ended September 30, 2000.

(3)  OTHER CURRENT ASSETS (in thousands)

Restricted cash(a)..........................................  $ 20,937
Proceeds receivable on sale of UK Metals business(b)........    47,684
Costs in excess of billings.................................    15,384
Consumable supplies.........................................    15,844
Non-trade receivables.......................................    15,298
Other.......................................................    15,648
                                                              --------
                                                              $130,795
                                                              ========

(a) Restricted cash represents funds used as collateral for letters of credit, and proceeds from the sale of assets which were held by the Predecessor Company's lenders. These funds were released to the Company in April, 2000.

(b) On April 7, 2000, the Predecessor Company sold its metals recycling and mill services business in the United Kingdom for net proceeds of $47,684. The net proceeds represent the fair value of the net assets, and is reflected as a receivable by the Company on March 31, 2000. On May 25, 2000, the Canadian Court ordered the distribution of approximately $44,587 of the net proceeds was used to pay down the term debt of the Company.

(4)  FIXED ASSETS (in thousands)

Land........................................................  $ 47,062
Landfill sites..............................................    10,972
Buildings...................................................    71,072
Equipment...................................................   150,094
Assets under development....................................     2,212
                                                              --------
                                                              $281,412
                                                              ========

(5)  OTHER ASSETS (in thousands)

Restricted investments(a)...................................  $39,025
Other.......................................................   15,625
                                                              -------
                                                              $54,650
                                                              =======

(a) Restricted investments are controlled by the Company's wholly-owned insurance subsidiary, and approximately $28,500 has been pledged as security for the Company's insurance liabilities.

                          PHILIP SERVICES CORPORATION

(6)  ACCRUALS (in thousands)

     Accrued liabilities consist of the following:

Accrued employee compensation and benefit costs.............  $ 33,025
Insurance claims outstanding................................    31,758
Accrued purchases...........................................    26,498
Accrued closure costs.......................................    13,189
Billings in excess of costs.................................     7,528
Accrued waste material disposal costs.......................     6,208
Accrued environmental costs.................................     6,161
Accrued other...............................................    16,976
Income taxes payable........................................     1,714
                                                              --------
                                                              $143,057
                                                              ========

(7)  LONG-TERM DEBT (in thousands, except per share amounts)

Credit Facility
  Term debt(a)..............................................    $235,825
  Convertible Payment in-kind debt(a).......................     100,000
Unsecured Payment in-kind notes(b)..........................      36,000
Secured loans bearing interest at a weighted average fixed
  rate of 5.5% maturing at various dates up to 2020.........       9,551
Secured loans bearing interest at prime plus a weighted
  average floating rate of 0.5% maturing at various dates up
  to 2001...................................................       1,048
Obligations under capital leases on equipment bearing
  interest at rates varying from 6% to 12% maturing at
  various dates to 2004.....................................       7,277
                                                                --------
                                                                 389,701
Less current maturities of long-term debt...................       5,161
                                                                --------
                                                                $384,540
                                                                ========

(a)  Term Debt and Convertible Payment in-kind Debt

     On March 31, 2000 the Company entered into a $335,825 term credit agreement ("credit facility") with a syndicate of international lenders. Concurrently, on March 31, 2000 the Company entered into a revolving credit agreement ("exit facility") see Note 7(c). The credit facility provides a term debt of $235,825 ("term debt") and $100,000 in convertible payment in-kind debt ("PIK debt"). The credit facility matures on March 31, 2005 and bears interest at a fixed rate of 9% for the term debt and 10% for the PIK debt. Interest payments on the term debt are due quarterly in arrears, up to a maximum of $20,000 in the first year, and on the PIK debt interest is payable in full on March 31, 2005. The term debt or any part thereof and/or all of the PIK debt may be prepaid and redeemed by the Company at any time during the agreement once the exit facility has been terminated. The Company must pay a redemption premium of between 1% to 5% on the amount of the term debt being redeemed and between 8 1/3% to 25% on the amount of the PIK debt being redeemed. The PIK debt is convertible by the lenders at any time into common shares of the Company at a conversion price of $11.72 per common share, which was higher than the current market price of the common shares when the PIK debt was issued.

                          PHILIP SERVICES CORPORATION

(7)  LONG-TERM DEBT (in thousands, except per share amounts) (continued)
     The Company is required to repay the term debt first and then the PIK debt in an amount equal to,

     i) the net asset sale proceeds, and once the exit facility is terminated 75% of the net asset sale proceeds, from the disposition of assets sold not in the ordinary course of business
     ii)    the net proceeds from any foreign subsidiary dispositions and
     iii)   the net proceeds from the sale of the UK Metals business

     The Company is also required yearly for the first two years and quarterly after that to repay the term debt first and then the PIK debt in an amount equal to 75% of the cash flow available for debt service.

     The credit facility contains certain restrictive covenants, including limitations on the incurrence of indebtedness, the sale of assets, the incurrence of liens, the making of specified investments, and the payment of cash dividends. In addition, the Company is required to satisfy, among other things, certain financial covenants including specified interest coverage ratio, minimum amount of EBITDA, and maximum capital expenditures.

     The credit facility, subject first to the exit facility, is guaranteed, jointly and severally by the Company and its direct and indirect wholly-owned subsidiaries and is collateralized by a pledge of the issued and outstanding securities and assets of the Company and its direct and indirect wholly-owned subsidiaries.

(b)  Unsecured Payment in-kind Notes

     Under the Plan, the Company issued an aggregate amount of $49,157 of unsecured payment in-kind notes ("unsecured notes"). The unsecured notes mature on April 15, 2010 and bear interest at a fixed rate of 6%. The interest is payable semi-annually on April 15 and October 15, and can be paid up to April 15, 2005 in cash or additional unsecured notes, at the option of the Company. In the event of a change in control the unsecured notes will bear interest at 12%. The Company is required to make an offer to purchase the unsecured notes if a change in control occurs equal to the present value of the remaining scheduled payments of principal and interest discounted at 16% plus accrued interest thereon. The unsecured notes provide for annual mandatory sinking fund payments equal to 20% of the aggregate principal amount of the outstanding unsecured notes at April 15, 2005 plus all accrued and unpaid interest thereon commencing April 15, 2006. The unsecured notes are recorded at their fair value of $31,841 based on a discount rate of 12%.

     Under the Plan, the Company issued an aggregate amount of $16,265 of unsecured convertible payment in kind notes ("unsecured convertible notes"). The unsecured convertible notes mature on April 15, 2020 and bear interest at a fixed rate of 3% starting April 15, 2003. The interest is payable semi-annually on April 15 and October 15. In the event of a change in control the unsecured convertible notes will bear interest at 12%. The unsecured convertible notes may be converted at any time into common shares of the Company at a conversion price of $30 per common share. The Company is required to make an offer to purchase the unsecured convertible notes if a change of control occurs equal to between 64% to 100% of the principal amount of unsecured convertible notes outstanding plus accrued interest thereon. The unsecured convertible notes are recorded at their fair value of $4,159 based on a discount rate of 12%.

(c)  Exit Facility

     The exit facility provides for a revolving line of credit, subject to a borrowing base formula calculated on accounts receivable, of up to $175,000 divided into Tranche A for $100,000 and Tranche B for $75,000. The exit facility matures on September 30, 2002. If the Company elects to terminate the exit facility within eighteen months after April 7, 2000 then it must pay a termination fee during the first year equal to 0.75%

                          PHILIP SERVICES CORPORATION

(7) LONG-TERM DEBT (in thousands, except per share amounts) (continued) and during the next 6 months equal to 0.375% times the sum of the Tranche A advances and letters of credit outstanding.

     Borrowings under the exit facility bear interest at a rate equal to the base rate (which is based on the Wells Fargo Bank "prime rate") plus 1% on Tranche A advances and 3% on Tranche B advances or at the option of the Company on Tranche A advances at a rate equal to the Libor rate plus 3%. A letter of credit fee of 2.75% is charged on the amount of all outstanding letters of credit.

     The Company is required to pay annually an agency fee and an annual fee equal to $150 and $750 respectively. In addition, the Company is required to pay monthly an unused line of credit fee equal to 0.375% and 0.75% per annum on the average unused portion under Tranche A and Tranche B, respectively, under the exit facility.

     The exit facility contains certain restrictive covenants, including limitations on the incurrence of indebtedness, the sale of assets, the incurrence of liens, the making of specified investments, and the payment of cash dividends. In addition, the Company is required to satisfy, among other things, certain financial covenants including specified interest coverage ratio, minimum amount of EBITDA, and maximum capital expenditures.

     The exit facility is guaranteed, jointly and severally by the Company and its direct and indirect wholly-owned subsidiaries and is collateralized by a pledge of the issued and outstanding securities and assets of the Company and its direct and indirect wholly-owned subsidiaries.

     At March 31, 2000, the Company had undrawn credit capacity under the exit facility of approximately $97,801, net of outstanding letters of credit of approximately $77,199.

(d) The aggregate amount of payments required to meet long-term debt installments in each of the next five years is as follows:

2001........................................................  $  5,161
2002........................................................     4,186
2003........................................................     2,681
2004........................................................     2,275
2005........................................................   337,014
Thereafter..................................................    38,384

(8)  DEFERRED INCOME TAXES (in thousands)

     The Company has net operating loss carryforwards in the US and in Canada of approximately $137,000 and nil, respectively. The US net operating loss carryforwards expire between the years 2001 and 2019. The Company has approximately $86,000 in excess interest deductions carryforwards which carry forward indefinitely.

     Distribution of the new common stock of the Company to the Company's creditors pursuant to the Plan has resulted in an ownership change as defined in
Section 382 of the Internal Revenue Code. This ownership change limits the Company's ability to utilize its net operating loss carryforwards and excess interest deduction carryforwards.

     Certain future events may result in such benefits being utilized in the Company's future income tax returns, which the Company will record as a reduction in the valuation allowance, and, in accordance with the principles of fresh start reporting, a credit to additional paid-in capital.

                          PHILIP SERVICES CORPORATION

(8)  DEFERRED INCOME TAXES (in thousands) (continued)
     The net deferred tax liability consists of the following temporary differences:

Net operating losses carried forward........................  $(51,538)
Excess interest deductions carried forward..................   (32,108)
Accruals not yet deductible for tax and asset basis
  differences...............................................   (37,618)
Other.......................................................     6,580
Valuation allowance.........................................   121,264
                                                              --------
                                                              $  6,580
                                                              ========

     In assessing the value of the deferred tax assets, management considers whether it is more likely than not that all of the deferred tax assets will be realized. Projected future income tax planning strategies and the expected reversal of deferred tax liabilities are considered in making this assessment. Based on the level of historical taxable income, projections for future taxable income and subject to the limitation on the utilization of net operating loss carryforwards and excess interest deduction carryforwards, the Company has determined that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. The Company has recorded a valuation allowance of $121,264 at March 31, 2000.

(9)  OTHER LIABILITIES (in thousands)

Accrued environmental costs.................................  $77,053
Other.......................................................   18,250
                                                              -------
                                                              $95,303
                                                              =======

(10) SHAREHOLDERS' EQUITY (in thousands except number of shares/options and per share amounts)

Share capital...............................................  $   118,294
Retained earnings...........................................           --
                                                              -----------
                                                              $   118,294
                                                              ===========
SHARE CAPITAL CONSISTS OF:
AUTHORIZED
90,000,000 common shares
10,000,000 preferred shares
ISSUED
Common shares
Number......................................................   24,000,000
Dollars.....................................................  $   118,294

STOCK OPTIONS

     On the effective date, the Company issued 1,000,000 common share options to a director and officer at exercise prices ranging from $5.96 to $8.69 per common share which was in excess of the Company's fair market value on a per share basis, determined based on an enterprise valuation as discussed in Note 1. The options are exercisable evenly over the next four years and expire on April 6, 2010.

     The Company has allotted and reserved 1,040,000 common shares under its 2000 Stock Option Plan ("Option Plan") Under the Option Plan, options may be granted to purchase common shares of the Company at the then current market price. The options have a term of not more than ten years from the date of grant. Options granted under the Option Plan may be either incentive stock options, which are intended to meet the requirement

                          PHILIP SERVICES CORPORATION

(10) SHAREHOLDERS' EQUITY (in thousands except number of shares/options and per share amounts) (continued) of Section 422 of the Internal Revenue Code, or non qualified stock options. As of March 31, 2000 no options had been issued under this plan.

     The Company has allotted and reserved 9,132,423 common shares issuable under the PIK debt and the unsecured convertible notes.

(11) SEGMENTED INFORMATION (in thousands)

     The Company's business operations are organized into the following segments:

     - Metal Services which has primarily three businesses, ferrous scrap, commercial and mill services. The ferrous scrap operations collect and process scrap for shipment to steel mills, the commercial business provides brokerage services for scrap material and primary metals and mill services provide on-site mill services including the sale of secondary materials.

     - Industrial Outsourcing Services which includes the operations which perform cleaning and maintenance, mechanical, turnaround and outage services, remediation, paint overspray recovery and refractory services.

     - Specialty Businesses which perform analytical services, container and tank cleaning services, demolition and decommissioning and electrical installations.

     - By-Products Management which includes hazardous and non-hazardous waste collection, transportation, processing, disposal and related field services.

     The segmentation of the Company's assets is as follows:

Metal Services..............................................  $243,249
Industrial Outsourcing Services.............................   219,756
Specialty Businesses........................................    80,706
By-Products Management......................................   118,902
Shared Services and Eliminations............................   184,719
                                                              --------
                                                              $847,332
                                                              ========

     The geographical segmentation of the Company's long-lived assets is as follows:

United States...............................................  $215,656
Canada......................................................    66,127
Other.......................................................    48,002
                                                              --------
                                                              $329,785
                                                              ========

(12) COMMITMENTS (in thousands)

     Future rental payments required under operating leases for premises and equipment are as follows:

2001........................................................  $22,691
2002........................................................   18,121
2003........................................................   14,904
2004........................................................   11,127
2005 and thereafter.........................................   15,729

     Letters of credit issued amounted to $84,899. The Company has guaranteed a loan of approximately $2,000 for a minority investee.

                          PHILIP SERVICES CORPORATION

(13) CONTINGENCIES (dollars in thousands)

(a) The Company in the normal course of its business expends funds for environmental protection and remediation but does not expect these expenditures to have a materially adverse effect on its financial condition or results of operations.

     Certain of the Company's facilities are contaminated primarily as a result of operating practices at the sites prior to their acquisition by the Company. The Company has established procedures to routinely evaluate these sites giving consideration to the nature and extent of the contamination. The Company has provided for the remediation of these sites based upon management's judgement and prior experience. The Company has estimated the liability to remediate these sites to be $60,536.

     As well, certain subsidiaries of the Company have been named as potentially responsible or liable parties under U.S. federal and state superfund laws in connection with various sites. The Company's connection with these sites relates to allegations that its subsidiaries or their predecessors transported waste to the site, disposed of waste at the site, or operated the site in question. The Company has reviewed the nature and extent of its alleged connection to these sites, the number, connection and financial ability of other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Based on its review, the Company has accrued its estimate of its liability to remediate these sites at $22,678. If it is determined that more expensive remediation approaches may be required in the future, the Company could incur additional obligations which could be material but cannot be estimated.

     The liabilities discussed above are disclosed in the Consolidated Balance Sheet as follows:

Accrued liabilities.........................................  $ 6,161
Other long-term liabilities.................................   77,053
                                                              -------
                                                              $83,214
                                                              =======

(b) In January 1999, Exxon Chemical Company ("Exxon") asserted a claim against International Catalyst, Inc. ("INCAT"), an indirect wholly-owned subsidiary of the Company, for damages of approximately $32,000 arising from certain work conducted by INCAT at Exxon's Baytown, Texas chemical plant. Exxon alleges that INCAT was responsible for the purchase and installation in 1996 of improper gasket materials in the internal bed piping flange joints of the Baytown plant which caused damages to the facility and consequential losses arising from the shutdown of the plant while repairs were made. The Company has conducted a preliminary review of these claims and determined that it is not feasible to predict or determine the final outcome of these proceedings. INCAT intends to vigorously defend the claims and believes that it may have insurance coverage for such claims. There can be no assurance, though, that the outcome of the claims will not have a material adverse effect upon the financial condition or results of operations of the Company.

(c) On April 14, 2000, Maxus Energy Corporation et al. ("Maxus") commenced an action in the United States District Court for the Northern District of Ohio against various parties including the Predecessor Corporation. The Company anticipates that Maxus will amend its action to name a subsidiary of the Company. The action is brought under the Comprehensive Environmental Response, Compensation and Liability Act for the recovery of costs incurred and to be incurred in responding to the releases and threatened releases of hazardous substances at the Diamond Shamrock Painesville Works site located in Painesville, Ohio. The site is approximately 1100 acres in size and has been used for various purposes since 1912. The plaintiffs allege that they have incurred more than $19,500 in response costs in connection with the site. Since July of 1996, a subsidiary of the Company has operated a secondary aluminum smelter on approximately 24 acres of property within the site. The Company has conducted a preliminary review of the claim and determined that it is not feasible to predict or determine the final outcome of these proceedings.

                          PHILIP SERVICES CORPORATION

(13) CONTINGENCIES (dollars in thousands) (continued)
     The Company intends to vigorously defend the claim but there can be no assurance that the outcome of the claim will not have a material adverse effect upon the financial condition or results of operations of the Company.

(d) The Company is named as a defendant in several lawsuits which have arisen in the ordinary course of its business. Management believes that none of these suits is likely to have a material adverse effect on the Company's business or financial condition and therefore, has made no provision in these financial statements for the potential liability, if any.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PHILIP SERVICES CORPORATION
                                              /s/ PHILLIP WIDMAN
                                          By:
                                          --------------------------------------

                                            Executive Vice President,
                                            Chief Financial Officer